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                                                                    EXHIBIT 99.1

                               NEWMARK HOMES CORP.
                  ANNOUNCES SIGNING OF STOCK PURCHASE AGREEMENT
                 FOR DISPOSITION OF WESTBROOKE ACQUISITION CORP.


FOR IMMEDIATE RELEASE:     APRIL 8, 2002


         Sugar Land, Texas--Newmark Homes Corp. (Nasdaq: NHCH) today announced that it has entered into a definitive agreement to sell Westbrooke Acquisition Corp. to Standard Pacific Corp. for approximately $41,000,000 in cash, subject to adjustments for changes in stockholder equity from December 31, 2001 through the closing date, and the assumption of approximately $54,000,000 of Westbrooke's liabilities.

         The Company believes that the consummation of the sale of Westbrooke will allow Newmark the opportunity to reinvest and focus its capital resources into its core markets. The Company further believes the sale of Westbrooke will allow Newmark to explore growth opportunities in other aggressive and emerging markets.

About Newmark Homes Corp.:

         Newmark Homes Corp. designs, builds, and sells single-family homes, town-homes, and patio homes in 7 major markets in Texas, Florida (pending the sale of its Westbrooke operations), and Tennessee. On December 31, 2001, Newmark operated in 67 communities and has 725 homes under construction. Newmark's home-building operation offers a broader selection of homes with more amenities and greater design flexibility than are typically offered by high-volume production builders.

         Further information may be found at http://www.newmarkhomes.com.

         This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in the forward-looking statements as a result of known and unknown risks and uncertainties including, but not limited to: increases in interest rates; business conditions; growth in the home-building industry; investment real estate; the economy in general; competitive factors; the cost of building materials; and the risk factors detailed in the Company's Registration Statement on Form S-1(SEC File No. 333-4221), and all other factors set for the in the Company's most recent Form 10-K and Form 10-Q.